EXHIBIT 99.1

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND
DALLAS, Feb. 6, 2018 -- On Feb. 6, the Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.38 per share on the common stock of the company, representing a 12 percent increase over the prior year. The dividend will be payable March 29, 2018 to shareholders of record as of March 9, 2018.
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal second quarter ended Dec. 27, 2017, Brinker owned, operated or franchised 1,682 restaurants under the names Chili's® Grill & Bar (1,630 restaurants) and Maggiano's Little Italy® (52 restaurants).
For further information: Mika Ware, Investor Relations, investor.relations@brinker.com, or Aisha Fletcher, Media Relations, media.requests@brinker.com, (800) 775-7290, 6820 LBJ Freeway, Dallas, Texas 75240.